Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR FIRST QUARTER 2006
— Total Revenues Increase 25% from Prior Year, to $86.3 Million —
— Product Sales Establish New Quarterly Record of $78.5 Million, Up 32% from Prior Year —
— Company Records Non-GAAP Earnings Per Share of $0.33, GAAP EPS of $0.27 —
— Company Raises Full-Year Guidance for Total Revenues, GAAP EPS —
SAN DIEGO, CA, May 2, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the first quarter of 2006.
Total revenues for the first quarter of 2006 were $86.3 million, compared to $68.8 million in the prior year period, an increase of 25%. Product sales for the first quarter of 2006 established a new record of $78.5 million, compared to $59.6 million in the prior year period, an increase of 32%.
On a non-GAAP basis, net income for the first quarter of 2006 was $17.5 million ($0.33 per share), an increase of 27% per share compared to the prior year period. On a GAAP basis, net income for the first quarter of 2006 was $14.5 million ($0.27 per share), compared to net income of $13.5 million ($0.26 per share) in the prior year period, an increase of 4% per share. GAAP earnings in the first quarter of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $3.0 million ($0.06 per share).
Throughout this press release, all per share amounts are calculated on a fully diluted basis, and no adjustments have been made to GAAP results except those related to implementing SFAS No. 123(R). Gen-Probe believes these non-GAAP financial measures help investors compare current results to those in prior periods. For more information about Gen-Probe’s use of non-GAAP financial measures, see the section below entitled “About Non-GAAP Financial Measures.”
“Gen-Probe is off to a strong start in 2006,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “Both our clinical diagnostics and blood screening businesses grew solidly in the first quarter, driven by continued strength across our major product lines. At the same time, we made important progress to set the stage for future growth in our blood screening and oncology businesses.”

Detailed Results
Compared to the prior year period, Gen-Probe’s sales growth in the first quarter of 2006 was led by the APTIMA Combo 2® and PROCLEIX® ULTRIO® assays, by the TIGRIS® system for blood screening outside the United States, and by initial shipments of the PROCLEIX West Nile virus (WNV) assay in the United States. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics.
Sales of the APTIMA Combo 2 assay, Gen-Probe’s amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), continued to grow strongly in the first quarter. This sales growth was driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the first quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from three main factors:
•	Continued growth of the PROCLEIX ULTRIO assay outside the United States. The PROCLEIX ULTRIO assay simultaneously detects HIV-1, hepatitis C virus and hepatitis B virus in donated human blood.

•	Sales of TIGRIS instruments and spare parts to Chiron, which totaled $5.3 million.

•	Initial shipments of the PROCLEIX West Nile virus (WNV) assay to Chiron. These shipments, which were made at transfer prices and are a necessary precursor to commercial testing by blood bank customers, totaled $3.7 million.
Product sales were, in millions:

	Three Months Ended March 31,
	2006	2005	Increase

Clinical diagnostics	$40.2	$34.2	18%
Blood screening	38.4	25.4	51%

Total product sales	$78.5	$59.6	32%
Collaborative research revenues for the first quarter of 2006 were $6.9 million, compared to $6.3 million in the prior year period, an increase of 10% that resulted primarily from reimbursement from Millipore for certain development expenses related to the companies’ industrial collaboration.
Royalty and license revenues for the first quarter of 2006 were $0.8 million, compared to $2.9 million in the prior year period. Royalty and license revenue declined primarily because Gen-Probe recognized $1.9 million of revenue in the first quarter of 2005 associated with bioMérieux exercising an option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies.

On both a GAAP and non-GAAP basis, gross margin as a percentage of product sales was 67% in the first quarter of 2006, compared to 74% in the prior year period. This decrease resulted primarily from sales of TIGRIS instruments and spare parts to Chiron for blood screening. These sales are made approximately at cost, and are expected to precede higher margin assay sales. The gross margin percentage also was negatively affected by initial shipments of the PROCLEIX WNV assay to Chiron, since Gen-Probe records this revenue at a contractual transfer price that is less than the ultimate commercial price. In addition, the gross margin percentage was negatively affected by the implementation of SFAS No. 123(R), which added $0.1 million to cost of goods sold. The amount of share-based compensation expense allocated to cost of goods sold is expected to increase for the rest of 2006 as the related inventory is sold.
Research and development (R&D) expenses were $19.3 million in the first quarter of 2006, compared to $18.7 million in the prior year period, an increase of 3% that resulted primarily from the implementation of SFAS No. 123(R), which added $1.9 million to R&D expenses. On a non-GAAP basis, R&D expenses were $17.4 million in the first quarter of 2006, a decrease of 7% compared to the prior year period. R&D expenses are expected to increase significantly in the second and third quarters of 2006 based on the timing of development programs, including human papillomavirus (HPV) and PCA3 for prostate cancer.
Marketing and sales expenses were $8.9 million in the first quarter of 2006, compared to $7.4 million in the prior year period, an increase of 20% that resulted primarily from the implementation of SFAS No. 123(R), which added $0.8 million to marketing and sales expenses. On a non-GAAP basis, marketing and sales expenses were $8.1 million in the first quarter of 2006, an increase of 9% compared to the prior year period.
General and administrative (G&A) expenses were $10.7 million in the first quarter of 2006, compared to $7.2 million in the prior year period, an increase of 49% that resulted primarily from the implementation of SFAS No. 123(R), which added $1.9 million to G&A expenses. On a non-GAAP basis, G&A expenses were $8.8 million in the first quarter of 2006, an increase of 22% that resulted primarily from higher legal costs associated with the Company’s two patent infringement lawsuits against Bayer.
Gen-Probe continues to have a strong balance sheet. As of March 31, 2006, the Company had $243.1 million of cash, cash equivalents and short-term investments, and no debt. In the first quarter of 2006, Gen-Probe generated net cash of $28.8 million from its operating activities.
Updated 2006 Financial Guidance
“Based on our strong performance in the first quarter, we are increasing our full-year 2006 revenue guidance,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. “We are also increasing our expectations for GAAP earnings per share, based primarily on lower-than-expected expenses associated with the implementation of SFAS No. 123(R).”
Gen-Probe’s non-GAAP 2006 guidance for gross margins, R&D expenses, marketing and sales expenses, G&A expenses, effective income tax rate and EPS is computed without the effect of adopting SFAS No. 123(R) and is reconciled to the corresponding GAAP measure in the bullets and table below and discussed in the section titled “About Non-GAAP Financial Measures.”

The following table describes Gen-Probe’s updated guidance for the full year 2006, on both a GAAP and a non-GAAP basis. The percentages shown are of total revenues.

	GAAP	Estimated Effects of	Non-GAAP
	Guidance	SFAS No. 123(R) (a)	Guidance
Total Revenues	$335 — $340 million	None	$335 — $340 million

Product Gross Margin	68% to 70%	Approx. 1-2%	70% to 71%

R&D Expenses	25% to 26%	Approx. 2%	23% to 24%

Marketing and Sales Expenses	10% to 11%	Approx. 1%	9% to 10%

G&A Expenses	12% to 13%	Approx. 3%	9% to 10%

Effective Income Tax Rate	Approx. 37%	Less than 1%	Approx. 37%

Diluted EPS	$0.98 to $1.08	$0.27 to $0.32	$1.30 to $1.35

(a)	These estimated effects reconcile the Company’s 2006 GAAP financial guidance ranges to the Company’s non-GAAP financial guidance ranges. The reconciling item represents the estimated impact of SFAS No. 123(R), which includes non-cash stock compensation awards, including stock options and employee stock purchase plan shares.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the first quarter of 2006 and its 2006 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP product gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP diluted EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Recent Events
•	510(k) Application for TIGRIS System / WNV. In April, Gen-Probe submitted to the FDA a 510(k) application for use of the fully automated, high-throughput PROCLEIX TIGRIS system to screen donated human blood, tissue and organs for WNV with the PROCLEIX WNV assay. The PROCLEIX WNV assay was approved by the U.S. Food and Drug Administration (FDA) in early December for use on the enhanced semi-automated PROCLEIX system (eSAS).

•	Amended BLA for PROCLEIX ULTRIO Assay. In late March, Gen-Probe submitted to the FDA an amendment to its Biologics License Application (BLA) for the PROCLEIX ULTRIO assay on the eSAS.

•	University of Michigan Prostate Cancer License. Yesterday, Gen-Probe announced the Company has licensed from the University of Michigan the exclusive worldwide rights to develop diagnostic tests for recently discovered genetic translocations that have been shown in preliminary studies to be highly specific for prostate cancer tissue.

•	Qualigen Option Exercise. In April, Gen-Probe exercised its option to develop a novel nucleic acid testing (NAT) platform based on Qualigen’s patented, FDA-approved FastPack® immunoassay system and purchased preferred stock convertible into approximately 19.5% of Qualigen’s fully diluted common shares for approximately $7 million. If development is successful, the new platform would be a closed unit-dose assay (CUDA) system.

•	Alnylam HPA License. In March, Gen-Probe licensed to Alnylam Pharmaceuticals, Inc., a leading RNAi therapeutics company, non-exclusive rights to use Gen-Probe’s hybridization protection assay (HPA) technology in the development of therapeutic RNA interfering (RNAi) molecules.
Webcast Conference Call
A live webcast of Gen-Probe’s first quarter 2006 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 419-2889 for domestic callers and (203) 369-0767 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2006 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2006 growth, revenue, earnings or other financial targets, (ii) the risk that Bayer may successfully appeal the arbitration decision that favored us, (iii) the risk that we may not earn or receive milestone payments from our collaborators, including Chiron, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (v) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (vi) the risk that our PROCLEIX ULTRIO assay and our TIGRIS instrument for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vii) we may not be able to compete effectively, (viii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (ix) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (x) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xi) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xiii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,590	$32,328
Short-term investments	198,496	187,960
Trade accounts receivable, net of allowance for doubtful accounts of $790 as of March 31, 2006 and December 31, 2005	28,569	31,930
Accounts receivable — other	2,742	1,924
Inventories	37,717	36,342
Deferred income taxes	10,574	10,389
Prepaid expenses	7,523	10,768
Other current assets	5,450	4,184

Total current assets	335,661	315,825

Property, plant and equipment, net	118,587	105,190
Capitalized software	20,323	20,952
Goodwill	18,621	18,621
License, manufacturing access fees and other assets	50,545	49,648

Total assets	$543,737	$510,236

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,435	$14,029
Accrued salaries and employee benefits	16,624	14,910
Other accrued expenses	4,515	3,264
Income tax payable	12,815	13,192
Deferred revenue	5,429	7,771

Total current liabilities	52,818	53,166

Deferred income taxes	5,124	5,124
Deferred revenue	4,167	4,333
Deferred rent	211	240

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 51,559,833 and 51,137,541 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	5	5
Additional paid-in capital	295,607	281,907
Deferred compensation	–	(5,951)
Accumulated other comprehensive (loss) income	(1,370)	(1,231)
Retained earnings	187,175	172,643

Total stockholders’ equity	481,417	447,373

Total liabilities and stockholders’ equity	$543,737	$510,236

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Product sales	$78,528	$59,579
Collaborative research revenue	6,885	6,344
Royalty and license revenue	843	2,905

Total revenues	86,256	68,828

Operating expenses:
Cost of product sales	26,112	15,498
Research and development	19,326	18,683
Marketing and sales	8,862	7,426
General and administrative	10,658	7,191

Total operating expenses	64,958	48,798

Income from operations	21,298	20,030
Total other income, net	1,757	1,081

Income before income taxes	23,055	21,111

Income tax expense	8,523	7,650

Net income	$14,532	$13,461

Net income per share:
Basic	$0.28	$0.27

Diluted	$0.27	$0.26

Weighted average shares outstanding:
Basic	51,248	50,282

Diluted	52,865	52,367

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Three Months Ended
	March 31, 2006				March 31, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$78,528	$—		$78,528	$59,579	$—	$59,579
Collaborative research revenue	6,885	—		6,885	6,344	—	6,344
Royalty and license revenue	843	—		843	2,905	—	2,905

Total revenues	86,256	—		86,256	68,828	—	68,828

Operating expenses:
Cost of product sales	25,979	133	(a)	26,112	15,498	—	15,498
Research and development	17,437	1,889	(a)	19,326	18,683	—	18,683
Marketing and sales	8,069	793	(a)	8,862	7,426	—	7,426
General and administrative	8,806	1,852	(a)	10,658	7,191	—	7,191

Total operating expenses	60,291	4,667		64,958	48,798	—	48,798

Income from operations	25,965	(4,667)		21,298	20,030	—	20,030
Total other income, net	1,757	—		1,757	1,081	—	1,081

Income before income taxes	27,722	(4,667)		23,055	21,111	—	21,111

Income tax expense	10,174	1,651	(a)	8,523	7,650	—	7,650

Net income	$17,548	$(3,016)		$14,532	$13,461	$—	$13,461

Net income per share:
Basic	$0.34	$(0.06)		$0.28	$0.27	$—	$0.27

Diluted	$0.33	$(0.06)		$0.27	$0.26	$—	$0.26

Weighted average shares outstanding:
Basic	51,248	—		51,248	50,282	—	50,282

Diluted	52,865	—		52,865	52,367	—	52,367

(a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the three months ended March 31, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the three months ended March 31, 2006, this expense totaled $4,667,000 before income taxes (after deducting $685,000 that has been capitalized to inventory) and $3,016,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the three months ended March 31, 2005. As previously disclosed in the notes to the financial statements for the three months ended March 31, 2005, net income including pro forma stock-based compensation expense for this period was $9,588,000.

Gen-Probe Incorporated
Consolidated Statements of Income — Non – GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(Non – GAAP)	(GAAP)
Revenues:
Product sales	$78,528	$59,579
Collaborative research revenue	6,885	6,344
Royalty and license revenue	843	2,905

Total revenues	86,256	68,828

Operating expenses:
Cost of product sales	25,979	15,498
Research and development	17,437	18,683
Marketing and sales	8,069	7,426
General and administrative	8,806	7,191

Total operating expenses	60,291	48,798

Income from operations	25,965	20,030
Total other income, net	1,757	1,081

Income before income taxes	27,722	21,111

Income tax expense	10,174	7,650

Net income	$17,548	$13,461

Net income per share:
Basic	$0.34	$0.27

Diluted	$0.33	$0.26

Weighted average shares outstanding:
Basic	51,248	50,282

Diluted	52,865	52,367

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Operating activities
Net income	$14,532	$13,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,061	5,413
Stock-based compensation charges — restricted stock	456	125
Stock-based compensation charges — all other	4,667	—
Stock option income tax benefits	—	4,692
Excess tax benefit from employee stock options	(4,394)	—
(Gain)/loss on disposal of property and equipment	(21)	39
Changes in assets and liabilities:
Accounts receivable	2,571	(2,070)
Inventories	(688)	(822)
Prepaid expenses	3,246	(5,359)
Other current assets	(1,320)	(439)
Accounts payable	(601)	5,963
Accrued salaries and employee benefits	1,715	(253)
Other accrued expenses	1,240	(525)
Income tax payable	4,015	2,827
Deferred revenue	(2,507)	2,296
Deferred income taxes	(188)	(465)
Deferred rent	(29)	(10)
Minority interest	—	(58)

Net cash provided by operating activities	28,755	24,815

Investing activities
Proceeds from sales and maturities of short-term investments	25,935	20,790
Purchases of short-term investments	(36,742)	(32,900)
Purchases of property, plant and equipment	(17,768)	(10,228)
Capitalization of intangible assets, including license and manufacturing access fees	(1,852)	(1,643)
Other assets	17	(791)

Net cash used in investing activities	(30,410)	(24,772)

Financing activities
Excess tax benefit from employee stock options	4,394	—
Proceeds from issuance of common stock	9,449	6,705

Net cash provided by financing activities	13,843	6,705

Effect of exchange rate changes on cash and cash equivalents	74	86

Net increase in cash and cash equivalents	12,262	6,834
Cash and cash equivalents at the beginning of period	32,328	25,498

Cash and cash equivalents at the end of period	$44,590	$32,332